Exhibit 10.12

WCI COMMUNITIES, INC.

2013 DIRECTOR LONG TERM INCENTIVE PLAN

WCI COMMUNITIES, INC. 2013 DIRECTOR LONG TERM INCENTIVE PLAN (hereinafter called the “Plan”) is hereby established by WCI COMMUNITIES, INC. (“WCI”), effective as the date the Plan is adopted by the Board of Directors in accordance with the laws of the State of Delaware (the “Effective Date”); provided, however, that the Plan is approved by the holders of a majority of the outstanding shares of common stock WCI, and if such holders fail to approve the Plan on or before six (6) months after the Plan is adopted, then, as of such date, the Plan and any Awards granted under the Plan (and any related LTIP Award Agreements) shall be automatically cancelled and become null and void ab initio.

ARTICLE 1

PURPOSE

The purpose of the Plan is to provide Participants (as defined below) with the ability to participate in the increase in value of WCI through the granting of LTIP Awards, subject to certain adjustments provided for herein.

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1          “Award” means a grant of an LTIP Award(s).

2.2                               “Board of Directors” means the board of directors of WCI.

2.3                               “Cause” means, solely with respect to the Plan, termination of service to the Company (“termination of service”) due to a Participant’s dishonesty, fraud, theft of Company property, willful misconduct, or abandonment or gross neglect by Participant of Participant’s duties for the Company. Termination of service shall be deemed to have been for Cause if, after such termination, facts and circumstances are discovered that would have justified a termination of service for Cause. The Committee shall determine in its sole and absolute discretion whether Cause exists for purposes of the Plan.

2.4                               “Change in Control” means:

1)                         an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and further excluding Stonehill Capital Management, LLC (together with its affiliates) and Monarch Alternative Capital LP (together with its affiliates), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 75% or more of the outstanding shares of common stock of WCI;

2)                         there is consummated a merger, consolidation, reorganization, or other business combination of WCI with any other entity, other than a merger or consolidation which would result in the voting securities of WCI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of WCI or such surviving entity outstanding immediately after such merger or consolidation; or

3)                         there is consummated a sale of all or substantially all assets of WCI and its subsidiaries (taken as a whole), other than a sale or disposition of all or substantially all assets of WCI to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of WCI in substantially the same proportions as their ownership of WCI immediately prior to such sale.

Change in Control shall refer solely to the first such Change in Control following the Effective Date. Notwithstanding the foregoing, to the extent necessary not to incur tax or interest pursuant to Section 409A of the Code, no Change in Control shall be deemed to occur, unless it constitutes the “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation,” with respect to the Company, under the Treasury Department Regulation 1.409A-3(i)(5), as revised from time to time.

2.5                               “Class E Stock” means the Class E shares of WCI common stock.

2.6                               “Code” means the Internal Revenue Code of 1986, as amended.

2.7                               “Committee” means a committee appointed by the Board of Directors to administer the Plan; at any time that such committee is not in existence, the Committee shall mean the Board of Directors.

2.8                               “Company” means collectively or separately WCI, WCI Communities Management, LLC, a Delaware limited liability company, WCI Communities, LLC, a Delaware limited liability company, and any of WCI’s affiliates whose financial statements are required to be consolidated with the financial statements of WCI pursuant to the United States generally accepted accounting principles, and any other entity determined to be an affiliate of WCI Communities, Inc., as determined by the Committee in its sole and absolute discretion.

2.9                               “Date of Grant” means the effective date on which an LTIP Award is made to a Participant, provided however that the Date of Grant for all Awards issued within thirty (30) days following the Effective Date shall be the Effective Date.

2.10                        “Eligible Individual” means a non-employee director of WCI.

2.11                        “Initial Value” means the value of one share of Class E Stock on the Date of Grant of an LTIP Award. Such Initial Value shall be $65 per share during the 30 day period commencing on the Effective Date and shall be determined in good faith by the Committee thereafter in its discretion.

2.12                        “LTIP Award” or “Award” means an award to a Participant which may entitle such Participant to receive a payment, the amount of which is set forth in Section 6.2 hereof,  pursuant to the provisions of the Plan.

2.13                        “LTIP Award Agreement” means the agreement described in Section 6.1.

2.14                        “Neutral Accounting Firm” means a nationally or regionally recognized public accounting firm selected by WCI, which is not performing significant services for (i) the Company, (ii) any shareholder of WCI who holds over 20% of the voting power of WCI at the time the relevant determination is performed (a “Controlling Shareholder”), or (iii) any entity of which a Controlling Shareholder owns at least 50% of the voting power.

2.15                        “Participant” means any non-employee WCI director to whom an LTIP Award is granted under the Plan.

2.16                        “Payment Amount” means the amount a Participant may be paid with respect to an LTIP Award as set forth in Section 6.2 hereof.

2.17                        “Payment Event” means the earlier of (i) a Change in Control or (ii) the five (5) year anniversary of the Effective Date.

ARTICLE 3

TOTAL AWARDS UNDER THE PLAN

The total number of LTIP Awards that may be granted under the Plan shall be eighty (80). If an LTIP Award is cancelled, forfeited or terminated for any reason, then such Award will be available to be granted under the Plan as if it had never been granted.

ARTICLE 4

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have discretion to (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and (iii) make such other determinations and take such other actions, that are not inconsistent with Section 7.3, Section 7.4 or Article 9 of the Plan, as it deems necessary or advisable, including the acceleration of vesting or delaying the forfeiture of any LTIP Award. Any interpretation, determination, or other action made or taken by the Committee pursuant to the Plan shall be final, binding, and conclusive on all interested parties.

ARTICLE 5

ELIGIBILITY

The Committee, upon its own action, may grant, but shall not be required to grant LTIP Awards to any Eligible Individual.

ARTICLE 6

GRANTS, VALUE AND DILUTION OF LTIP AWARDS

6.1                               Grant of LTIP Awards.  The Committee may grant LTIP Awards to Eligible Individuals. Such Award shall be evidenced by an LTIP Award Agreement in a form approved by the Committee and attached hereto as Exhibit A. Each such LTIP Award Agreement shall set forth the Date of Grant, the number of LTIP Awards granted, the vesting schedule and any other provisions deemed appropriate by the Committee. Any LTIP Award granted pursuant to the Plan must be granted within five (5) years of the Effective Date. No LTIP Award shall be valid unless the corresponding LTIP Award Agreement is properly executed by the Participant and the Company.

6.2                               Payment with Respect To an LTIP Award.  All LTIP Awards held by a Participant (to the extent vested) shall entitle the Participant to a payment (the “Payment Amount”), if any, in connection with a Payment Event. The Payment Amount shall be determined pursuant to the following formula (subject to adjustments set forth in Section 6.3):

1)                         if the Payment Event Share Value is less than or equal to the 18% Threshold, but greater than the  12% Threshold, then the Payment Amount is equal to:

(Payment Event Share Value – 12% Threshold) x 769 x 12.5% x Vested Awards;

or

2)                         if the Payment Event Share Value is greater than the 18% Threshold, then the Payment Amount is equal to:

(18% Threshold – 12% Threshold) x 769 x 12.5% plus (Payment Event Share Value – 18% Threshold) x 769 x 20% x Vested Awards.

For purposes of this calculation, the terms above shall mean:

“Payment Event Share Value” shall mean the value of one share of Class E Stock at the time of the Payment Event.

“12% Threshold” shall mean the value that one share of Class E Stock would have had at the time of the Payment Event if the Initial Value of such share increased since December 31, 2012 with respect to any LTIP Awards granted on the Effective Date (or increased since the Date of Grant with respect to any LTIP Awards granted after the Effective Date), at the rate of 12% annually through the date of the Payment Event compounded annually (based on 365 days).

“18% Threshold” shall mean the value that one share of Class E Stock would have had at the time of the Payment Event if the Initial Value of such share increased since December 31, 2012 with respect to any LTIP Awards granted on the Effective Date (or increased since the Date of Grant with respect to any LTIP Awards granted after the Effective Date), at the rate of 18% annually through the date of the Payment Event compounded annually (based on 365 days).

“Vested Awards” shall mean the total number of vested LTIP Awards held by a Participant at the time of the Payment Event.

The Payment Event Share Value shall be determined by a Neutral Accounting Firm, unless such value is readily ascertainable in connection with the Change in Control. Without limiting any of the foregoing, should all or a portion of the consideration to be received by the holders of Class E Stock, in connection with a Change in Control be contingent on occurrence of any future event(s) (including earn-out based consideration), the Committee shall have full, complete and unlimited discretion to determine at the time of a Change in Control, the monetary value, if any, of such contingent consideration for purposes of this Plan. In making such determination the Committee may consider, without limitation, the probability of such contingent consideration being received and the present value of such contingent consideration.

An LTIP Award shall have no value and no payment shall be made in connection with such LTIP Award if the Payment Event Share Value does not exceed the 12% Threshold. Several examples of calculations of the Payment Amount under various scenarios are attached hereto as Exhibit B. Exhibit B shall be used for demonstration purposes and should it conflict with Plan provisions, Plan provisions shall control.

6.3                               Adjustments to Payment Amount.  If (i) the outstanding shares of WCI stock are increased or decreased or changed into or exchanged for a different number or kind of shares, other securities of or any other interests in WCI by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of WCI, or other increase or decrease in such shares effected without receipt of fair and adequate consideration; (ii) distributions without consideration take place from WCI to its shareholders; or (iii) capital contributions are made to WCI without consideration, then an appropriate adjustment to the Payment Amount shall be made by the Committee.

ARTICLE 7

VESTING; FORFEITURE; EXPIRATION

7.1                               Vesting.  LTIP Awards are subject to a future service requirement and shall vest, unless otherwise provided in an LTIP Award Agreement, over a five year period in equal increments of twenty percent (20%), in accordance with the vesting schedule set forth in the respective LTIP Award Agreement, if and only if the Participant is, and has been continuously serving as a director of WCI through the applicable vesting date.

7.2                               Termination of Service. Except as provided in Section 7.3 below, all vested and unvested LTIP Awards shall automatically terminate and be forfeited upon a Participant ceasing to serve as a director of WCI.

7.3                               Termination for Death.  Unless otherwise provided in an LTIP Award Agreement, in the event the Participant ceases to serve as a director as a result of death, all unvested LTIP Awards shall automatically terminate and be forfeited, with the previously vested Awards remaining outstanding; provided, however, if Participant’s death occurs within six (6) months prior to the Payment Event, the Participant’s forfeited LTIP Awards shall be reinstated as of the Payment Event and the Participant’s estate) shall be fully vested in all LTIP Awards he or she held at the time of his or her termination of service.

7.4                               Change in Control.  Upon the occurrence of a Change in Control, all outstanding LTIP Awards shall immediately vest. In addition, notwithstanding anything in the Plan to the contrary, any determination(s) concerning the LTIP Awards payable on account of a Change in Control Payment Event shall be made by a Committee comprised of the Committee members in effect immediately prior to such Change in Control.

7.5                               Expiration.  LTIP Awards shall expire and be rendered null and void once a payment with respect to such Award is made.

ARTICLE 8

LTIP AWARDS PAYMENTS

8.1                               Amount of Payment.  Upon the Payment Event, each vested LTIP Award shall entitle a Participant to the Payment Amount, if any.

8.2                               Time of Payment.  Payment of LTIP Awards upon a Payment Event that occurs as a result of a Change in Control Payment Event shall be made immediately at the time of such Change in Control.  Payment of LTIP Awards upon a Payment Event that occurs as a result of the five (5) year anniversary of the Effective Date shall be made no later than sixty (60) days following such Payment Event.

8.3                               Form of Payment. Payment of LTIP Awards may be made in cash; provided however, in the event the Payment Event is due to a Change in Control of WCI, payment  may be made (at the sole discretion of the Committee) in the same form of consideration that WCI’s shareholders received in connection with the Change in Control.

8.4                               No Payment Prior to Certain Events.  No payment shall be made by the Company with respect to any LTIP Awards prior to the occurrence of a Payment Event and no payment shall be made on account of any event other than a Payment Event.

8.5                               No Payment With Respect To Forfeited LTIP Awards.  No payment shall be made with respect to any LTIP Awards that have been forfeited, terminated, rendered null and void or expired pursuant to the Plan or the LTIP Award Agreement.

8.6                               Conditions of Payment.  In the event the Participant fails to comply with any written agreement between the Participant and the Company, all LTIP Awards held by such Participant shall be forfeited on the day of such failure and no payment with respect to such Awards shall be made to such Participant.

8.7                               Disputed Amounts. In the event a Participant disagrees with the amount of the LTIP Award payable hereunder, the Participant shall have the opportunity to submit to the Committee any appropriate evidence, including alternative valuations, which may reasonably have a bearing on the amount of the LTIP Award. The Committee (excluding the Participant), shall review such submissions and make a final determination in good faith. Such determination shall be communicated to the Participant(s) in writing within thirty (30) days after receipt of such Participant(s) submittal to the Committee.

ARTICLE 9

AMENDMENT OR DISCONTINUANCE

The Plan may be amended or discontinued by the Committee at any time in the Committee’s sole and absolute discretion. However, no amendment or termination of the Plan shall adversely affect outstanding LTIP Awards without the written consent of the Participant unless necessary to comply with any provisions of any law or regulation of any governmental authority or any national securities exchange or other forum in which securities of WCI are traded.   An amendment of an LTIP Award Agreement may be made by the Committee only if the Participant consents in writing.

ARTICLE 10

TERM

The Plan will terminate immediately following the Payment Event, unless terminated earlier, but LTIP Awards granted before the date of Plan termination will continue to be effective in accordance with their terms and conditions.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1                        No Right to Continued Service as Director.  Neither the Plan nor any LTIP Award made under the Plan shall confer upon any Participant any right with respect to continuance of service as a director of WCI.

11.2                        No Rights as an Equity Holder.  A Participant shall not have any rights as an equity holder in WCI with respect to any LTIP Awards, including no voting rights.

11.3                        Initial Public Offering.  An initial public offering of the shares of common stock of WCI shall in itself have no impact on this Plan. However a Change in Control (as defined herein) that occurs in connection with an initial public offering or following an initial public offering shall still be considered a Change in Control for purposes of this Plan.

11.4                        Indemnification of Committee.  Neither the Committee nor the Board of Directors nor any officer or employee of the Company acting on behalf of the Committee or Board of Directors, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan. The Committee and each and any officer or employee of the Company, acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

11.5                        Effect of the Plan.  Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any person any right to be granted LTIP Awards or any other rights except as expressly provided by the Plan.

11.6                        Compliance With Other Laws and Regulations.  Notwithstanding anything contained herein to the contrary, the Company shall not be required to make payment pursuant to any LTIP Awards if such payment would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or other forum in which securities of WCI are traded; and, as a condition of making payment with respect to any LTIP Awards, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation.  The Plan, the grant and payment with respect to LTIP Awards hereunder, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

11.7                        Code Section 409A.  The Plan is intended to comply with Section 409A of the Code. Provisions of Section 409A of the Code and the regulations issued thereunder are incorporated herein by reference to the extent necessary for any LTIP Award that is subject Section 409A of the Code to comply therewith. In such event, the provisions of the Plan shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code and the related regulations, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any LTIP Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

Notwithstanding any other provisions of the Plan, the Company does not guarantee to any Participant or any other person that any LTIP Awards intended to be exempt from Section 409A of the Code shall be so exempt, nor that any LTIP Awards intended to comply with Section 409A of the Code shall so comply, nor will the Company indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.

11.8                        Tax Requirements.  The Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the LTIP Awards including, but not limited to: (i) withholding the amount due from any such person’s wages or compensation due to such person; or (ii) requiring the Participant to pay the Company cash in the amount the Company is required to withhold with respect to such taxes.

11.9                        Gender and Number.  References in the Plan in any gender shall be construed to include all other genders, references in the singular shall be construed to include the plural, and references in the plural shall be construed to include the singular, unless the context clearly indicates to the contrary.

11.10                 Governing Law.  The Plan shall be construed and enforced in accordance with and governed by the laws of the State of Florida.

11.11                 Non-Assignability.  Unless otherwise provided by the Committee, LTIP Awards granted to a Participant may not be transferred or assigned.  If the Participant attempts to alienate, assign, pledge, hypothecate, or otherwise transfer or dispose of his LTIP Awards or any right thereunder, except as provided for in the Plan or in the event of any levy, attachment, execution, or similar process upon the right or interest conferred by the Plan, the Plan may terminate the Participant’s LTIP Awards by notice to him or her, and they shall thereupon become null and void.

{Signatures on following page}

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of                           , 2013.

WCI COMMUNITIES, INC.

By:
Name:
Title:

WCI COMMUNITIES MANAGEMENT, LLC

By:
Name:
Title:

WCI COMMUNITIES, LLC

By:
Name:
Title: